Exhibit 5

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE, NEW YORK, NY 10016-3903 (212) 381-3500
MARK D. FISCHER VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY	DID: (212) 381-3509 FAX: (212) 381-3970 E-mail: markfischer@pvh.com

July 10, 2000

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

I refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by Phillips-Van Heusen Corporation (the "Company"), a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 3,000,000 shares of the Registrant's Common Stock, par value $1.00 per share (the "Common Stock"), to be issued upon the exercise of awards granted under the Company's 2000 Stock Option Plan.

I have made such examination as I have deemed necessary for the purpose of this opinion. Based upon such examination, it is my opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the shares of Common Stock to be issued are sold and paid for in the manner described in the aforementioned Plan, the shares of Common Stock so issued will have been validly issued, fully paid and non- assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Mark D. Fischer

Mark D. Fischer